UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

November 18, 2003

(Date of earliest event reported)

IVANHOE ENERGY INC.

(Exact name of Registrant as specified in its charter)

Yukon, Canada	000-30586	98-0372413
(State of Incorporation)	(Commission File No.)	(IRS Employer
Identification No.)

Suite 654
999 Canada Place
Vancouver, British Columbia V6C 3E1

(Address of principal executive offices, including zip code)

604 688 8323

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Item 5.     Other Events

Ivanhoe Energy Inc. (“Ivanhoe”) has entered into a Heads of Agreement dated November 18, 2003 with China International Trust and Investment Corporation (“CITIC”) which provides for CITIC to acquire a 40% working interest in the Dagang oil project operated by Ivanhoe’s subsidiary Sunwing Energy Ltd (“Sunwing”). In consideration for its working interest in the project CITIC will pay $20 million, which will be used exclusively to fund the initial phase of Sunwing’s overall development program for the project, including drilling, completing and producing from new wells, reworking existing wells with the objective of increasing production rates, installing surface facilities and developing a water-injection system. Project expenditures over and above the $20 million paid by CITIC for its participating interest in the project will be funded by Sunwing, as to 60%, and by CITIC, as to 40%.

The Dagang project is being developed under a production-sharing contract with China National Petroleum Corporation (“CNPC”), covering an area of 22,400 gross acres divided into six blocks in the Kongnan oilfield in Dagang, Hebei Province, China. As equity partners, Sunwing and CITIC will fund 100% of the development costs to earn 82% of the net revenue from oil production until cost recovery, at which time their shared entitlement reverts to 49%. Sunwing, through its wholly-owned subsidiary, Pan-China Resources Ltd., will remain the operator of the Dagang project throughout the term of the contract. CITIC has agreed to use its best efforts to assist Sunwing in obtaining project debt financing sufficient to complete the development of Sunwing’s overall development program for the project. CITIC will also continue to assist Sunwing in its strategic objective of increasing its profile in Asian capital markets.

The Heads of Agreement also provides that CITIC will have the option to convert its participating interest in the project into common shares of either Sunwing or Ivanhoe. If CITIC elects to convert its 40% participating interest in the project into common shares of either Sunwing or Ivanhoe, Sunwing’s participating interest in the project will revert to 100%.

CITIC may, subject to all applicable stock exchange approvals, elect to convert its participating interest into Sunwing common shares at any time prior to the first anniversary of the date that Sunwing completes an initial public offering (“IPO”). The number of Sunwing common shares issuable to CITIC upon conversion of its participating interest will be determined by dividing the sum of $20 million (less any cash flow received by CITIC on account of its participating interest prior to conversion) by a conversion price that will depend upon when conversion takes place. If CITIC elects to convert at least 10 days prior to the completion date of Sunwing’s IPO, the conversion price will be the U.S. dollar equivalent of the IPO price, less a 10% discount. If CITIC elects to convert thereafter, the conversion price will be the U.S. dollar equivalent of the average closing price of Sunwing’s common shares on the principal stock exchange on which such shares are traded, for the 30 trading days preceding conversion, less an 8% discount.

Instead of electing to convert into Sunwing common shares, CITIC may, subject to all applicable stock exchange approvals, elect to convert its participating interest into Ivanhoe common shares at any time prior to the first anniversary of the date of the closing of CITIC’s acquisition of its participating interest. The number of Ivanhoe common shares issuable to CITIC upon conversion of its participating interest will be determined by dividing the sum of $20 million (less any cash flow received by CITIC on account of its participating interest prior to conversion) by the U.S. dollar equivalent of the average closing price of Ivanhoe’s common shares on the Toronto Stock Exchange for the 30 trading days preceding conversion, less an 8% discount.

The Heads of Agreement provides that at the closing of the transaction, which is expected to occur before the end of 2003, Sunwing and CITIC will enter into a mutually acceptable farm out agreement detailing the terms of the assignment to CITIC of its participating interest in the project and a joint operating agreement governing their respective rights and obligations in respect of the project. Closing is subject to approval by CNPC and the Ministry of Commerce of the People’s Republic of China.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:   November 24, 2003

IVANHOE ENERGY INC.

“Beverly A. Bartlett"

Beverly A. Bartlett Corporate Secretary